Exhibit 10.9

In Sant Joan Despí, Barcelona (Spain), 1st July 2025

BY AND BETWEEN

Of the one part, Regen Lab France SAS, a company duly incorporated in accordance with Swiss law, with corporate address at 2, avenue de Laponie, ZA Courtaboeuf, 91940 Les Ulis, France, holder of the Tax Identification Number FR 368 794 416 8 (hereinafter, “RGL”), represented in this act by Antonino Turzi in his capacity as President.

Of the other part, SMITH AND NEPHEW, S.A. unipersonal, company incorporated in accordance with Spanish law, with corporate address in Sant Joan Despí (Barcelona), Calle Fructuós Gelabert 2-4, holder of the Spanish Tax Code number (NIF) A-28123297 (hereinafter, “S+N”), represented in this act by Mr. Antonio Gaznares Ortiz in his capacity as proxy.

Hereinafter, RGL and S+N shall be jointly referred to as the “Parties” and, individually as the “Party”.

The signatories represent and warrant that they have the legal capacity and powers enough to bind their respective represented parties.

RECITALS

I.	Whereas RGL is a company that specializes in autologous regenerative medicine and develops and manufactures high-quality medical products and devices.

II.	Whereas S+N is a company that, among other activities, markets healthcare related products in Spain, and has an extensive network of distributors and agents throughout Spain achieved after many years of joint interaction and collaboration with them and of time and money investment (the “Third-Party Sellers” or “TPS”). In addition, S+N also has an extensive portfolio of end customers (such as hospitals, insurance companies, “mutuas”, etc.) in Spain (the “End Customers”) also achieved after a strong commercial effort and economic investment throughout the years.

III.	Whereas RGL is interested in (i) being introduced and given access by S+N to those selected TPS and End Customers RGL and S+N may agree from time to time in the terms set out below, so that RGL can establish a commercial relationship with them aimed at commercializing RGL’s products and (ii) taking part in some promotional events and activities organized by S+N in Spain, all the aforementioned in exchange of the payment of remuneration to S+N.

IV.	Whereas S+N is interested in the provision of the services and collaboration referred to in Recital III above, in the terms set out in this agreement (the “Agreement”).

The parties have agreed that their contractual relationship is ruled by the following

CLAUSES

1.	Purpose

1.1.	S+N will introduce and give access to RGL to those selected TPS and End Customers in Spain (the “Territory”) and in the musculoskeletal (MSK) field (the “Field”) that RGL and S+N may agree from time to time in the terms set out below, so that RGL can, if it is finally interested to do so, establish commercial relationships with them aimed at commercializing RGL’s products, and will allow RGL to take part in promotional events and activities organized by S+N in Spain, all the aforementioned in exchange of the payment of a remuneration and in the terms set out in this Agreement.

2.	Representations and Warranties

2.1.	Each Party warrants to the other that:

a)	it has full authority to enter into this Agreement;

b)	no resolutions have been passed nor has any other step been taken or legal proceedings been started, or threatened, against it which could prevent, inhibit or otherwise affect their ability to fulfil its obligations under this Agreement;

c)	all corporate or other actions required to authorize the execution, with full effect, of this Agreement and the performance of its obligations under the same have been duly taken;

3.	Introduction and access to the TPS and End Customers

3.1.	S+N will identify and select the TPS and End Customers that in its view, may be interested in potentially entering into a commercial relationship with RGL, this selection being made at S+N’s sole discretion. Each time S+N identifies one or several of these TPS and/or End Customers (which S+N will do at its discretion and within the timeframes and in the form S+N deems convenient), it will inform RGL, which will then indicate S+N whether it is interested in establishing a commercial relationship with such TPS and/or End Customer/s. In the affirmative, the Parties will agree on the strategy of approach to the TPS and/or End Customer, including how the introduction is made and when. S+N’s expertise in the Spanish market and its knowledge on the TPS and End Customers will be particularly considered when jointly deciding the way and timing to approach each selected TPS and/or End Customer/s. The introduction will not be made at the same time for all the selected TPS and/or End Customers, but progressively, one after the other in accordance with the terms that will have to be agreed between the Parties and in reasonable manner.

3.2.	Any and all costs associated or related to the introduction and access to the TPS and End Customers (including but not limited to travel costs, accommodation, meals or other administrative and logistics costs) shall be borne by RGL, including those of S+N. S+N may require RGL to anticipate the costs in which S+N has to incur for this introduction and access activities, which RGL will then pay in advance. If on the contrary S+N decided to anticipate any of these costs, RGL will reimburse them to S+N at the latest 15 days after the relevant cost was incurred. The total costs incurred and payable to S+N shall not exceed one thousand euros (€1,000) per customer. For the avoidance of doubt, once these maximum amount is reached, S+N cannot be compelled to incur in any costs, as any and all costs associated or related to the introduction and access to the TPS and End Customers shall be borne RGL.

3.3.	Any and all introductory contacts with the TPS and End Customers shall be exclusively made by S+N. RGL commits not to make any direct or indirect contact with S+N’s TPS and End Customers. This commitment of RGL is considered of essence and any breach by RGL will entail having to pay to S+N a penalty of 10.000 euro per breach, without prejudice to any other rights and remedies S+N may have under this Agreement and by law. If, after the initial contact made by S+N, the TPS or the End Customer showed interest in establishing a commercial relationship with RGL and the latter was also interested in such a potential commercial relationship, then RGL will be entitled to establish direct communication with the TPS or End Customer concerned. RGL must inform S+N in writing promptly of the existence of such direct communication and provide, at least on a monthly basis, a report outlining the general content and progress of the discussions between RGL and the TPS of End Customer concerned.

3.4.	By virtue of this Agreement, S+N only undertakes to facilitate contact between RGL and the TPS (and where the case may be, between RGL and the End Customer) in the terms set out in this Agreement. Under no event S+N undertakes to ensure that an agreement between RGL and the TPS/End Customer is reached, nor will it intervene in any way in the negotiation process, which shall be entirely carried out by RGL and/or its representatives. Notwithstanding this, RGL will fully and immediately disclose and provide to S+N any and all information of such negotiations and a copy of any and all agreement it reaches with the TPS and End Customers and of their potential updates, novations or addenda.

3.5.	The products’ list price communicated by RGL, and which RGL has declared it will apply to the TPS by virtue of this Agreement, is attached in Annex 1 (the “Products”). List price may be discounted in accordance with RGL’s pricing policy (eg volume rebate or early payment discount).

3.6.	S+N shall not be part of any of the agreements signed between RGL and the TPS/End Customer nor shall S+N be deemed liable, under any circumstance, for any incident or event related, derived or occurred as a consequence of such agreements. RGL shall defend S+N from any lawsuit brought against S+N by a TPS or End Customer and indemnify S+N against any damages awarded therein, to the extent such lawsuit and damages arise in connection with the agreements signed between RGL and the TPS/End Customer, including breach, termination or validity thereof.

3.7.	S+N shall in no circumstances be liable towards RGL for the actions and/or omissions of any TPS, End Customer and/or RGL in connection with the agreements signed between RGL and the TPS/End Customer.

4.	Promotional events and activities

4.1.	The promotional events and activities to which S+N will allow RGL to participate are those described in Annex 2 to this Agreement.

4.2.	RGL’s participation in such events and activities will solely consist of displaying the products previously agreed upon with S+N in the space provided for this purpose.

4.3.	RGL will not pay remuneration to S+N to participate in these events and activities (as it is considered included in the global remuneration set out in clause 5 below) but shall bear any and all costs related to their participation in such events and activities (including but not limited to entry fees, accommodation, meals or travel expenses).

4.4.	A maximum of 2 employees of RGL will be allowed to participate in each specific event. RGL will provide the names, position, skills and other personal details of those RGL’s employees attending every event, at least 15 days before the event.

5.	Fees

5.1.	In exchange for S+N’s considerations under this Agreement, RGL will pay to S+N:

a.	A commission of 25% (+ VAT if applicable) on (i) any and all sales made by RGL to customers in Spain with the intervention or intermediation of a TPS (acting as agent or in any other condition), (ii) any and all purchases made by the TPS to RGL and (iii) any and all other incomes obtained by RGL as regards of RGL’s relationship with the TPS.

b.	A commission of 30% (+ VAT if applicable) on any and all sales made by RGL to End Customers introduced by S+N to RGL and (ii) any and all other incomes obtained by RGL as regards of RGL’s relationship with the End Customers.

c.	A commission of 10% (+ VAT if applicable) on any and all sales of “Accessories Set BCA- SET3” made by RGL to TPS or End Customers introduced by S+N, and on any and all sales of “Accessories Set BCA-SET3” made by RGL to customers with the intervention or intermediation of a TPS (acting as agent or in any other condition).

5.2.	At the end of every month, RGL shall provide S+N with a report detailing the preceding month’s sales, purchases and incomes referred to in clause 5.1 above (the “Report”), including at least the amount of each transaction, its date and the parties involved.

5.3.	The Parties agree that S+N shall be entitled to request, at any point, and RGL shall be obliged to provide to S+N and its advisors, any and all information and documentation (including accountancy evidence and direct access to RGL’s accountancy books) regarding the sales, purchases and incomes referred to clause 5.1 above and regarding any other aspect of its relationship with the TPS, in order to verify the content of the Reports and the performance of this Agreement.

5.4.	Departing from the information contained in each Report and without prejudice of exercising its verification right under clause 5.3 at a later stage, at the end of each month S+N shall issue the corresponding invoice to be paid by RGL. Payments shall be carried out within 30 days after receipt of the aforementioned invoice to the bank account indicated therein.

5.5.	If after a verification process under clause 5.3 it was determined that the information provided by RGL in a Report was incorrect and, as a result, the amount paid to S+N was lower than what was due under this Agreement, , the relevant adjustment will be made and RGL will become obliged to pay the amount arising out of the adjustment, without prejudice to any other rights and remedies S+N may have under this Agreement and by law.

6.	Duration and early termination

6.1.	The term of this Agreement shall extend from 2nd May 2025 to 2nd May 2028 (the “Term”). Notwithstanding the foregoing, the Parties, at any point during the duration of this Agreement, may agree to extend the Term as deemed appropriate. Any extension of the Term shall be carried out in writing through an addendum to this Agreement.

6.2.	The Agreement may be early terminated in the event of:

a)	mutual agreement by the Parties

b)	non-compliance with any of the obligations set forth therein.

c)	any of the causes for early termination established by Law.

6.3.	In the case of non-compliance with any of the obligations set forth in the Agreement, the Party that intends to terminate it alleging non-compliance by the counterparty, shall request the counterparty to comply with the obligation in an irrefutable manner, granting a term of ten (10) calendar days to the non-compliant Party so that it may remedy such non-compliance. Once the aforementioned term has elapsed without the non-compliance having been remedied, the injured Party may unilaterally terminate the Agreement and, in addition, shall have the right to claim damages from the non- performing Party.

6.4.	12 months after the termination date, for any reason, of the Agreement, RGL shall destroy, or return at the request of S+N, all the documentation and information provided, in any format or support, by S+N within a term of ten (10) days after 12th anniversary from the termination of the Agreement. In this 12-month period, the documentation and information will be only and strictly used for the purposes set out in clause 6.6. For the avoidance of doubt, the confidentiality provisions of this Agreement will in any event apply within such 12-month period.

6.5.	Notwithstanding the termination of the duration of the Agreement or its early termination:

6.5.1.	RGL will pay to S+N the remuneration resulting from any and all sales, purchases or incomes of RGL concluded or agreed while the Agreement was in effect.

6.5.2.	the Parties shall continue to be bound by those clauses which, by their special nature, survive the Agreement, such as confidentiality, intellectual property, data protection, or any other provision as expressly foreseen in the Agreement.

6.6.	From the termination of this Agreement, whatever the ground for termination is, until 12 months after the termination date (the “Post-termination Period”), RGL will be obliged to keep on paying to S+N the remuneration set out in clause 5 of this Agreement for all the sales, purchases and income made by virtue of its relationship with the TPS and end Customers in the Post-termination Period. RGL will then keep on providing the monthly Reports to S+N and S+N will keep on issuing the relevant monthly invoices corresponding to this Post-Termination Period, which will be paid in accordance with the terms of this Agreement. The verification rights granted to S+N under clause 5 of this Agreement will also remain within the Post-termination Period.

7.	Exclusivity and Non-Solicitation

7.1.	During the Term, RGL commits not to appoint or enter into any agreement or other relationship of any kind with any third party other than S+N to perform same or similar activities to those described in this Agreement for the Products in the Territory and in the Field of Use (for example RGL may appoint for the Products any third party other than S+N in Spain for skincare).

7.2.	In addition, during the Term and for a period of one (1) year following the termination of this Agreement, RGL will not (i) induce or attempt to induce any employee to terminate such employee’s employment with S+N or an affiliate of the Smith+Nephew’s group of companies; or (ii)solicit, offer employment to or hire, directly or indirectly, employees, directors, officers or any other staff from S+N or an affiliate of the Smith+Nephew’s group of companies, unless otherwise agreed by S+N in writing.

7.3.	The commitments of RGL under this clause 7 are considered of essence and any breach by RGL will entail having to pay to S+N a penalty of 25.000 euro per breach, without prejudice to any other rights and remedies S+N may under this Agreement and by law.

8.	Confidentiality

8.1.	The Parties expressly undertake, both during the Term of this Agreement and after its termination, to maintain confidentiality and not to use in their own interest or in the interest of any third party, spread, transmit, disclose or otherwise make available or make known to third parties the data and information to which they have had access, or have exchanged between the Parties, as a result of the execution and development of this Agreement, whatever the format and support in which they are contained, (the “Confidential Information”).

8.2.	The Parties undertake to adopt all appropriate measures to maintain the confidentiality of such Confidential Information, which shall not be less than those applied by the Parties to their own confidential information. Likewise, the receiving Party shall allow access to the Confidential Information only to those persons whose access and knowledge of the Confidential Information is strictly necessary for the peaceful execution of this Agreement, provided that such persons are subject to confidentiality obligations no less protective than those set forth in this clause. In this regard, the receiving Party shall warn such persons of their obligations with respect to confidentiality, ensuring compliance with them and responding on their behalf before the disclosing Party in case of breach.

8.3.	The use of the Confidential Information shall be limited to the strictly necessary for the fulfillment of the purpose of this Agreement, and the Party receiving the Confidential Information shall assume the responsibility for any use other than the same, made by it or by the natural or legal persons to whom it has allowed access to the Confidential Information.

8.4.	Likewise, the Parties agree to communicate any leakage of information of which they have become aware, derived of the breach of the duty of confidentiality or infidelity of the persons who have accessed the Confidential Information, it being understood that such communication does not exempt the Party that has breached this confidentiality commitment from liability. The omission of such communication shall give rise to all liabilities arising from such omission in particular.

8.5.	Each Party undertakes to protect the confidentiality of this information, which may not be copied, reproduced or leaked to third parties without the prior written consent of the Party providing such information and to delete it or return it to its owner, at its discretion, upon termination of this contractual relationship.

8.6.	This clause imposes no obligations upon the receiving Party with respect to Confidential Information which:

a)	is known to the receiving Party before disclosure directly or indirectly by the disclosing Party, and is not subject to any obligation of confidentiality;

b)	is or becomes publicly known through no act or default on the part of the receiving Party; or

c)	is obtained by the receiving Party from a third party in circumstances where they have no reason to believe that there has been a breach of a duty of confidence.

8.7.	The restrictions in this clause do not apply to the extent that any Confidential Information is required to be disclosed by any law or regulation, judicial or governmental request or order.

9.	Intellectual Property

9.1.	Nothing in this Agreement shall be construed as a waiver or assignment by either Party of its intellectual or industrial property rights.

10.	Data protection

The Parties undertake to comply with the applicable regulations in force regarding data protection; in particular, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation, “GDPR”), the Organic Law 3/2018 of 5 December on Data Protection and Guarantee of Digital Rights, as well as any other applicable data protection regulations, in relation to the data provided by S+N to RGL by virtue of this Agreement.

11.	Notices

11.1.	Any notice to be given between the Parties shall be in writing and shall be in any form that certifies receipt by the notified Party of such notice. Such notices shall be delivered to the addresses indicated in the heading or, if sent electronically, to the email addresses indicated hereunder:

RGL: [*]

S+N: [*]

11.2.	Any change in the details provided shall be communicated to the other Party immediately.

12.	Applicable law and jurisdiction

12.1.	This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with the same shall be governed by and construed in accordance with Spanish law (“derecho común español”).

12.2.	The Parties agree to submit any dispute arising from or relating to this Agreement to the Courts of the city of Barcelona (Spain) and waive any jurisdiction to which they may otherwise be entitled.

13.	Miscellaneous

13.1.	The failure or delay by any of the Parties in demanding the strict performance of any term of this Agreement, or in exercising any action, right or remedy hereunder, shall not be considered as a waiver or abandonment thereof, and such waiver shall only be deemed to exist if it is in writing and signed by the Party entitled thereto.

13.2.	If any Part of this Agreement (or its application) is found to be invalid or unenforceable, the remainder of this Agreement (or its application) shall not be deemed invalid or unenforceable to the extent permitted by applicable law.

13.3.	The Parties undertake to cooperate to the extent necessary to solve any controversy that may arise from the interpretation of the clauses stipulated therein.

13.4.	The Annexes to this Agreement shall be part of the same and shall be construed in conjunction with the Agreement.

13.5.	The headings or titles used in this Agreement are for convenience only and shall in no way affect the meaning of the provisions to which they refer.

13.6.	This Agreement constitutes the sole agreement between the Parties in relation to the subject matter hereof.

13.7.	Neither Party has the right to assign its rights and obligations or parts thereof under the Agreement, except for S+N in case the assignment is made to any company of the S+N group.

13.8.	The Parties establish that at no time shall there be an employment relationship between them. The signing of this Agreement, which is strictly commercial in nature, in no case shall make any of the Parties an agent, legal representative, employee, joint venture or partner of the other, and none of them shall be authorized to enter into agreements, guarantees or representations on behalf of the other.

13.9.	Amendments, modifications and alterations to this Agreement shall be made in writing signed by both Parties.

13.10.	Nothing in this Agreement shall exclude or limit any liability for a Party for fraud or fraudulent misrepresentation, or any other liability, which may not be excluded or limited under applicable law.

And in proof of conformity, the Parties sign the present document at the place and on the date indicated above.

Ms/Mr. Antonino Turzi	Mr. Antonio Gaznares Ortiz

/s/ Antonino Turzi	/s/ Antonio Gaznares Ortiz
Regen Lab SA	Smith and Nephew S.A.U.

01-Jul-2025 | 6:44 PM PDT	01-Jul-2025 | 5:12 PM BST

Andreas Pigni Legal Affairs

/s/ Andreas Pigni
Regen Lab SA

Annex 1

Prices from Regen Lab to TPS of Smith & Nephew

Annex 1-1

Annex 2

Description of events and activities to which RGL’s attendance will be allowed

Annex 2-1